Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioScrip, Inc.:
The Board of Directors
BioScrip, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑202631, 333-210530 333-214039, 333-216630 and 333-216631) on Form S-3  and (Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, 333-187679 333‑198849 and 333-216632) on Form S-8 of BioScrip, Inc. of our reports dated March 26, 2018, with respect to the consolidated balance sheets of BioScrip, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of BioScrip, Inc.
Our report dated March 26, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that BioScrip, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to ineffective continuous risk assessment process and monitoring activities; and ineffective process level controls regarding the accuracy of certain spreadsheet formulas and data inputs, the accuracy of certain suspense accounts, the accuracy of physical inventory count differences, the accuracy of fixed asset CIP transfers, and the completeness and accuracy of fixed asset disposals.

/s/ KPMG LLP
Denver, Colorado
March 26, 2018